Ernst & Young LLP Suite 1600 4365 Executive Drive San Diego CA 92121	Tel: +1 858 535 7200 ey.com

Exhibit 16.1

July 24, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements contained in the Registration Statement on Form S-1 of Iambic Therapeutics, Inc. relating to the “change in accountants” and are in agreement with the statements contained in the first, third, fourth and fifth paragraphs on page 217 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP